LIFE INSURANCE AGREEMENT

This agreement is made this 13th of October 2006, by and between Terex, hereinafter referred to as “Employer,” Ronald M. DeFeo, hereinafter referred to as “Insured,” and Andrea DeFeo, as Trustee of the Ronald M. DeFeo 1996 Life Insurance Trust, hereinafter referred to as the “Trustee.”

WHEREAS, the parties entered into a life insurance arrangement on February 6, 2000 (the “First Arrangement”), documented by an Agreement dated February 6, 2000 (the “First Agreement”) and a Collateral Assignment dated February 6, 2000; and

WHEREAS, the parties acknowledge and agree that, due to the passage of federal legislation, the Employer could not lawfully satisfy its obligation under the First Arrangement, to make premium payments as shown on Exhibit A to the First Agreement and the parties previously modified that arrangement to comply with applicable laws by mutual agreement; and

WHEREAS, the parties desire to formalize an alternative arrangement in order to secure for each of the parties the benefits contemplated by the First Arrangement;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the parties agree that:

ARTICLE I—TERMINATION OF FIRST ARRANGEMENT

A.       The First Agreement dated February 6, 2000 is terminated due to impossibility of performance, and pursuant to Articles 6 and 7 of the First Agreement, the Trustee shall surrender to American General Life Insurance Company (the “Insurer”) Insurance Policy No. U10011560L (the “First Policy”).

B.    Pursuant to Articles 6 and 7 of the First Agreement, the Trustee shall repay to the Employer the cash value, if any, received by the Trustee upon the surrender of the First Policy.

C.    Upon such repayment of the cash value of the First Policy, the Employer shall release the Collateral Assignment, and the First Arrangement shall be terminated.

ARTICLE II - PURCHASE OF LIFE INSURANCE

Employer owns Insurance Policy No. MH 003289 from American General Life Insurance Company on the life of Insured in the initial face amount of $10,000,000. Employer shall apply for a conversion of such policy of life insurance from a term life policy to a universal life policy (the “Policy”). The Policy shall continue to be owned by Employer.

ARTICLE III - PAYMENT OF PREMIUMS

A. Premium Payment by Employer. Premiums sufficient to keep in force the Policy shall be paid by Employer. Employer's premium payments shall not cause the Policy to be treated as a Modified Endowment Contract for federal income tax purposes.

B. Premium Payment by Trustee. If Employer fails to pay the Policy premiums as specified in Article II-A above, then Trustee may assume this obligation. If such payments are made, the Policy rights shall be altered as described in Article VII-A below.

C. The parties intend that this arrangement shall be subject to the “economic benefit regime” of Treasury Regulation §1.61-22(d)-(g) for federal income tax purposes. The language in this agreement shall be interpreted accordingly.

ARTICLE IV - EMPLOYER'S RIGHTS AND DUTIES

Employer and its successors and assigns shall own the Policy and shall have all rights of ownership in the Policy. These rights may be exercised without the consent of any other party, except as otherwise provided herein. Specifically, and without limitation, the rights of Employer in the Policy, which rights may be exercised without the consent of any other party, shall include:

A. The right to make and receive policy loans under the policy loan provisions of the Policy, up to but not in excess of the Employer's portion of the Policy proceeds as defined in Article VIII-A, as of the date of the loan.

B. The right to receive out of any amount payable on account of the death of the Insured, an amount described in Article VIII.

C. The right to convey its interest in the Policy, after first offering this interest to Trustee.

Employer hereby covenants with Trustee that it will not exercise any rights in the Policy in any way that might impair or defeat the rights and interests of Trustee, the Trustee’s designee, or the beneficiary under the Policy.

ARTICLE V - BENEFICIARY DESIGNATION

The Employer and the Trustee agree that the Employer and the Trustee of the Ronald M. DeFeo 1996 Life Insurance Trust shall be designated as beneficiaries to receive the Policy proceeds payable on Insured's death, as provided in Article VIII of this agreement. This beneficiary designation shall not be altered by the Employer without the consent of the Trustee. Any selection or change of beneficiary must be made in writing and filed with American General Life Insurance Company.

ARTICLE VI - POLICY CHANGES

A. Death Benefit Option Changes. Employer agrees that it shall not change the Policy death benefit option without the written consent of Trustee.

B. Face Amount Changes. Employer shall not increase or decrease the face amount of the policy without the written consent of Trustee.

ARTICLE VII - PARTIAL CASH WITHDRAWALS

Trustee shall not have the right to make cash withdrawals from the Policy. Employer agrees not to make cash withdrawals from the Policy without the written consent of Trustee.

ARTICLE VIII - DEATH BENEFIT

The parties agree that the beneficiary designation under the Policy shall provide that upon the death of Insured the proceeds of the Policy shall be paid as follows:

A. Employer's Portion of Death Benefit. Employer shall be paid an amount equal to the greater of (1) the total premiums advanced on the policy by Employer as of the date of death of the Insured, or (2) the total cash value on the Insured's date of death, provided, however, that the greater amount shall be reduced by any policy loans to Employer outstanding as of the date of death, and by any partial cash withdrawals made by Employer. Prior to the payment of the aforesaid amount to Employer, the total amount of any premiums paid by Insured under the provisions of Article III-B above shall be paid to the Trustee of the Ronald M. DeFeo 1996 Life Insurance Trust.

B. Trustee's Portion of Death Benefit. The balance of any amount payable on account of the death of Insured, not paid pursuant to Article VIII-A above, and not to exceed $10,000,000, shall be paid to the Trustee of the Ronald M. DeFeo 1996 Life Insurance Insurance Trust.

C. Any amount payable on account of the death of the Insured, in excess of the amounts paid pursuant to Articles VIII-A and VIII-B above, shall be paid to the Employer.

ARTICLE IX - ASSIGNMENT

Neither the Employer nor the Trustee may convey rights, interests or obligations under this agreement without the prior written consent of the other party. No rights, interests, or obligations may be conveyed under this Agreement to Ronald M. DeFeo. Any conveyance or rights, interests or obligations under this agreement shall be made subject to the terms of this agreement. This agreement, and any amendments to it, shall be binding upon Employer and Trustee, their heirs, legal representatives, successors and assigns.

ARTICLE X – AMENDMENTS

This agreement may be altered, amended or modified, only by a written agreement signed by Employer and Trustee.

ARTICLE XI – TERMINATION

This agreement shall terminate on the occurrence of any of the following events: (a) twenty years from February 6, 2000, unless the Trustee and the Employer consent in writing to approve earlier date; (b) dissolution of Employer; (c) election of Trustee if Employer fails for any reason to pay the premium due on the Policy, provided that any election to terminate this agreement under clause (b) of this Article XI must be made within 90 days after failure to make the required contribution; or (d) repayment in full by the Trustee to the Employer, with consent of Employer, of the lesser of (i) the Policy cash value at the time of repayment, or (ii) an amount equal to the total premium payments made by the Employer pursuant to Article III of this Agreement, as of the time of repayment, provided that upon receipt of such repayment Employer shall transfer the ownership of the Policy to Trustee.

ARTICLE XII - INSURANCE COMPANY NOT A PARTY TO AGREEMENT

The American General Life Insurance Company is not a party to this agreement. Performance of its contractual obligations in accordance with policy provisions shall fully discharge American General Life Insurance Company of all liability.

ARTICLE XIII - GOVERNING LAW

The laws of the State of Connecticut shall govern this agreement.

ARTICLE XIV - ENTIRE AGREEMENT

This agreement represents the final and entire agreement between the parties, and supersedes all prior or contemporaneous agreements, express or implied, written or unwritten, concerning the subject matter herein.

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the day and year first above written, the Employer by its duly authorized officer.

TEREX CORPORATION:

BY: /s/Eric I Cohen

Name: Eric I Cohen
Title: Senior Vice President

RONALD M. DeFEO

BY: /s/Ronald M. DeFeo

Ronald M. DeFeo

ANDREA DEFEO, AS TRUSTEE OF THE RONALD M. DEFEO

1996 LIFE INSURANCE TRUST

BY: /s/Andrea DeFeo

Andrea DeFeo

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